Exhibit 10.4

EXECUTION VERSION

TRANSUNION HOLDING COMPANY, INC.

STOCKHOLDERS’ AGREEMENT

Dated as of April 30, 2012

i

TABLE OF CONTENTS

(continued)

Exhibit A – Form of Joinder Agreement

Exhibit B – Form of Registration Rights Agreement

ii

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (as the same may be amended from time to time in accordance with its terms, this “Agreement”) is made as of April 30, 2012, among (i) TransUnion Holding Company, Inc., a Delaware corporation (the “Parent”); (ii) the members of the management of Parent or of TransUnion Corp. (the “Company”) or other key Persons associated with the Company or the Parent and that are signatories hereto (the “Initial Key Individuals”), (iii) any other Person who becomes a party hereto pursuant to Article VI (each a “Stockholder” and, collectively, with the Initial Key Individuals, the “Stockholders”); and (iv) for purposes of Section 3.3, Section 3.4 and Articles IV and VII only, the GS Investors and the Advent Investor (each as herein defined) (together, the “Sponsor Investors”).

WHEREAS, the Parent, Spartan Acquisition Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent (“Merger Sub”), the Company and solely with respect to Article 11 only, MDCPVI TU Holdings, LLC, a Delaware limited liability company, solely in its capacity as the Stockholder Representative, are parties to that certain Merger Agreement, dated as of February 17, 2012 (as amended from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving corporation in the Merger and a wholly owned direct subsidiary of the Parent;

WHEREAS, immediately prior hereto certain Initial Key Individuals entered into a Rollover Letter Agreement with Parent pursuant to which they purchased Shares (such shares, the “Rollover Shares”) and signed a joinder to this Agreement;

WHEREAS, after the Merger, the Parent will be the sole and exclusive owner of the shares of all common stock of the Company;

WHEREAS, the Parent has adopted the TransUnion Holding Company, Inc. 2012 Management Equity Plan, effective as of a date shortly after the date hereof, as amended from time to time (the “Stock Incentive Plan”);

WHEREAS, the Parent and certain Initial Key Individuals have entered into written agreements (each an “Option Agreement”) setting forth the terms and conditions of Options granted under the Stock Incentive Plan;

WHEREAS, as a condition for the right of the Initial Key Individuals to purchase Shares and/or to receive grants of or exercise Options, and pursuant to the terms of the Stock Incentive Plan and the Option Agreements, each of the Initial Key Individuals is obligated to become a party to this Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to their ownership of Shares and Options after consummation of the transactions contemplated by the Merger Agreement and the Option Agreements.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“AAA” has the meaning set forth in Section 7.3(b)(i).

“Adverse Person” has the meaning set forth in Section 3.1(g).

“Advent Investor” means Advent-TransUnion Acquisition Limited Partnership.

“Affiliate” means, with respect to any Person, (a) any other Person that controls, is controlled by, or is under common control with such Person and (b), solely with respect to Section 3.1(i), a director or executive officer of such Person or of any Person identified in clause (a) above. The term “control,” as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, (1) none of the Investors shall be considered Affiliates of (x) any portfolio operating company in which the Investors or any of their investment fund Affiliates have made a debt or equity investment, (y) Parent or any of its Subsidiaries or (z) each other and (2) neither Parent nor any of its Subsidiaries shall be considered an Affiliate of any Stockholder.

“Agreement” means this Stockholders’ Agreement, as the same may be amended, supplemented, restated or modified.

“Award” means, individually or collectively, a grant under the Stock Incentive Plan of any type of equity award (including Options) as the committee formed to administer the Stock Incentive Plan in its discretion deems appropriate.

“Banking Regulations” means all federal, state and foreign Laws applicable to banks, bank holding companies and their subsidiaries and Affiliates, including without limitation, the Bank Holding Company Act, the Federal Reserve Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however, that no Stockholder shall be deemed to beneficially own any securities of the Parent held by any other Stockholder solely by virtue of the provisions of this Agreement (other than this definition which shall be deemed to be read for this purpose without the proviso hereto).

“Board” means the Board of Directors of the Parent.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.

“Call” has the meaning set forth in Section 6.1.

“Call Date” means the date during the applicable Repurchase Period with respect to which the Parent has notified a Key Individual of the Parent’s exercise of a Call with respect to all or a portion of such Key Individual’s Share Equivalents.

“Call Shares” has the meaning set forth in Section 4.1.

“Call Shares Price” means, (a) with respect to any Rollover Shares held by any Key Individual or his or her Permitted Transferee, a price equal to the Fair Market Value of such Call Shares as of the Call Date unless the employment of such Key Individual was terminated for Cause (in which case the price shall be the lower of (x) the Fair Market Value of such Rollover Shares as of the Call Date and (y) the amount that such Key Individual paid for such Rollover Shares (i.e., cost), and (b) with respect to any Call Shares (other than the Rollover Shares) held by any Key Individual or his or her Permitted Transferee, (i) with respect to any Call exercised in connection with a termination of such Key Individual’s employment for Cause, a price equal to the lower of (x) the Fair Market Value of such Call Shares as of the Call Date and (y) the amount that such Key Individual or such Permitted Transferee paid for such Call Shares (i.e., cost), or (ii) with respect to any Call exercised in connection with a termination of such Key Individual’s employment for any reason other than for Cause, a price equal to the Fair Market Value of such Call Shares as of the Call Date.

“Cause” with respect to a Key Individual’s termination of employment with the Parent and its Subsidiaries means (a) for any Key Individual who on the date of this Agreement is party to an employment or severance agreement with Parent or any of its Subsidiaries that contains a “Cause” definition and that is not superseded by an agreement described in clause (b), “Cause” shall have the meaning assigned to it in such agreement; (b) for any Participant who after the date enters into an employment or severance agreement with Parent or any of its Affiliates that contains a “Cause” definition, “Cause” shall have the meaning assigned to it in such agreement; or (c) for any other Key Individual, any of the following as determined by the Board in its good faith discretion: (i) the Key Individual’s breach of the terms of any employment or severance agreement to which the Key Individual is a party with the Parent or any of its Subsidiaries; (ii) if the Key Individual has no such agreement, the Key Individual’s breach of the terms of the Key Individual’s employment (including, without limitation, the material policies of the Parent or any of its Affiliates, as applicable); (iii) the Key Individual’s willful failure or refusal to perform the Key Individual’s material duties for the Parent or any of its Affiliates, as applicable; (iv) the Key Individual’s insubordination or disregard of the legal directives of the board of directors or senior management of the Parent or any of its Subsidiaries, as applicable, which are not inconsistent with the scope, ethics and nature of the Key Individual’s duties and responsibilities; (v) the Key Individual’s engaging in misconduct that has a material and adverse impact on the reputation, business, business relationships or financial condition of the Parent or any of its Affiliates; (vi) the Key Individual’s commission of an act of fraud or embezzlement against the Parent or any of its Affiliates; or (vii) the Key Individual’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving fraud or misrepresentation; provided, however, that Cause shall not be deemed to exist under any of the foregoing clauses (a), (b), (c) or (d) unless the Key Individual has been given reasonably detailed written notice of the grounds for such Cause and, if curable, the Key Individual has not effected a cure within twenty (20) days after the date of receipt of such notice. If the Board reasonably believes that Cause may exist, the Parent or any of its Affiliates may suspend the Key Individual with pay pending the Board’s determination as to whether Cause in fact exists.

“Change in Control” means the occurrence of any of the following events:

(a) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Parent or the Company to any “person” or “group” (as such terms are defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than any of the Sponsor Investors or any of their respective Affiliates, or any group or persons that includes any of the Sponsor Investors or their respective Affiliates (collectively, the “Permitted Holders”); or

(b) any person or group, other than one or more of the Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Parent or the Company (or any entity which controls the Parent or Company, or which is a successor to all or substantially all of the assets of the Parent or the Company), including by way of merger, recapitalization, reorganization, redemption, issuance of capital stock, consolidation, tender or exchange offer or otherwise; or

(c) a merger of the Parent or the Company with or into another Person other than one or more of the Permitted Holders in which the voting stockholders of the Parent or the Company immediately prior to such merger cease to hold at least 50% of the voting shares of the Parent or the Company (or the surviving corporation or ultimate parent) immediately following such merger;

provided that, in no event shall a Change in Control be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Parent or any of its Subsidiaries, or (ii) contributing assets or equity to entities controlled by the Parent (or owned by the Parent in substantially the same proportions as their ownership of the Parent).

“Claim” has the meaning set forth in Section 7.3(b)(ii).

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any successor provision thereto.

“Company” has the meaning set forth in the Preamble.

“De Minimis Continuing Investor” means a Sponsor Investor that has Transferred (through one or more Transfers) more than ninety percent (90%), but less than one hundred percent (100%), of its Initial Ownership Interest (excluding both pro rata Transfers agreed to by the Sponsor Investors, as well as Transfers to Affiliates).

“Determination Time” has the meaning set forth in Section 3.1(b).

“Dispute” has the meaning set forth in Section 7.3(b)(i).

“Drag-Along Buyer” has the meaning set forth in Section 3.3(e).

“Drag-Along Notice” has the meaning set forth in Section 3.3(a).

“Drag-Along Stockholder” has the meaning set forth in Section 3.3(a).

“Drag-Along Transfer” has the meaning set forth in Section 3.3(a).

“Electing Call Sponsor Investors” has the meaning set forth in Section 4.2(b).

“Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, lien or other encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 3.3(e).

“Escrow Holder” has the meaning set forth in Section 5.3(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Fair Market Value” has the meaning set forth in the Option Plan.

“GS Investors” means GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., Spartan Shield Holdings, GS Capital Partners Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, MBD 2011 Holding, L.P., Opportunity Partners Offshore-B Co-Invest AIV, L.P.

“Initial Key Individuals” has the meaning set forth in the Preamble.

“Initial Ownership Interest” means, with respect to any Stockholder or Sponsor Investor, the number of Share Equivalents held by such Stockholder or Sponsor Investor, as applicable, as of the date hereof or the date such Person first becomes a holder of Shares or Share Equivalents.

“Initial Public Offering” or “IPO” means the first underwritten Public Offering.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Joinder Agreement” has the meaning set forth in Section 3.2(a).

“Key Individual” means each of the Initial Key Individuals specified in the preamble and each additional Person, other than an Investor, who becomes a party to this Agreement pursuant to Article VI hereof as a holder of Share Equivalents.

“Lapse Date” means the date that the Transfer Restriction Period ends.

“Law,” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Option Agreement” has the meaning set forth in the Recitals.

“Options” means any options to purchase Shares granted to any Key Individual pursuant to the Stock Incentive Plan.

“Ownership Percentage” means, with respect to any Stockholder or Sponsor Investor, a fraction (expressed as a percentage), the numerator of which is the aggregate number of Share Equivalents (a) owned by the applicable Sponsor Investor (together with its Affiliates) or the applicable Stockholder, as the case may be, and (b) over which the applicable Sponsor Investor (together with its Affiliates) or the applicable Stockholder, as the case may be, retains voting control (without regard to this Agreement), and the denominator of which is the aggregate number of Share Equivalents held by all the holders of Shares and Share Equivalents.

“Parent” has the meaning set forth in the Recitals.

“Participating Stockholder” has the meaning set forth in Section 3.4(b).

“Permitted Holders” has the meaning set forth in the definition of “Change in Control”.

“Permitted Transferee” means, with respect to any Stockholder, (a) any parent, grandparent, sibling or child (including any adopted sibling or child) of such Key Individual, or any spouse or former spouse of such Key Individual, (b) any trust established solely for the benefit of (x) such Key Individual and/or (y) any of the Persons set forth in the foregoing clause (a), (c) any corporation, limited liability company, partnership, foundation or other Person (i) with respect to which all of the outstanding capital stock or other equity interests are beneficially owned solely by (x) such Key Individual and/or (y) any of the Persons set forth in the foregoing clause (a) and (ii) with respect to which such Key Individual (unless such Key Individual has died or become Disabled) is the majority stockholder (if a corporation), the sole or managing member (if a limited liability company), the sole general partner (if a limited partnership) or otherwise has the sole power to direct or cause the direction of the management and policies, directly or indirectly, of such Person, whether through the ownership of voting securities, by contract or otherwise (if any other type of Person) or (d) any other transferee treated as a “family member” for purposes of Form S-8 under the Securities Act.

“Pledge Agreement” means the Pledge Agreement dated as of the date hereof among Parent and certain of the parties hereto.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Pro Rata Portion” means a number of Share Equivalents determined by multiplying (a) the aggregate number of Share Equivalents held by the Drag-Along Stockholder by (b) a fraction, the numerator of which is the aggregate number of Share Equivalents proposed to be Transferred by the applicable Sponsor Investors to the Drag-Along Buyer and the denominator of which is the aggregate number of Share Equivalents held by the applicable Sponsor Investors.

“Proprietary Information” has the meaning set forth in Section 5.7.

“Public Offering” means any public offering and sale of equity securities of the Parent or any successor to the Parent for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Regulatory Concern” means any set of facts or circumstances in which any GS Investor’s ownership of securities issued by the Parent (a) gives rise to the need, or the reasonably anticipated need, for the GS Investor or any of its Affiliates to take action in relation to such ownership to come into compliance with Banking Regulations or (b) gives rise to a limitation in Law (solely with respect to the Banking Regulations) that will impair the ability of such GS Investor or any of its Affiliates to conduct its business or gives rise to a reasonable belief by such GS Investor that such a limitation is likely to arise.

“Relative Ownership Percentage” has the meaning set forth in Section 3.1(b).

“Repurchase Period” means, for any Call Shares held by a Key Individual or his or her Permitted Transferee as of such Key Individual’s Termination Date, the period beginning on such Termination Date and ending 195 days after such Termination Date; provided that, for any Call Shares received by a Key Individual or his or her Permitted Transferee on exercise of an Option, the Repurchase Period shall end 195 days after the later of such Termination Date and the applicable exercise date.

“Request for Arbitration” has the meaning set forth in Section 7.3(b)(i).

“Restricted Securities” means (a) Shares or Awards issued pursuant to the Stock Incentive Plan that are subject to vesting requirements set forth in the Stock Incentive Plan, including any grant letter or agreement, or are otherwise subject to forfeiture and (b) any unvested, or vested but out-of-the-money, Options and the Shares subject thereto.

“Rollover Letter Agreement” means the Rollover Letter Agreement dated as of the date hereof among the Parent and the Initial Key Investors.

“Rollover Shares” has the meaning set forth in the Recitals.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule or regulation).

“Sale” means a Transfer for value and the terms “Sell” and “Sold” shall have correlative meanings.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Share Equivalents” means (a) Shares (including, for the avoidance of doubt, Shares received upon exercise of Options, and vested Awards) and (b) the number of Shares issuable upon exercise, conversion or exchange of any security (including any Awards) that is currently exercisable for, convertible into or exchangeable for, on any such date of determination, Shares without payment to the Parent of any additional consideration (other than the exercise price). In no instance shall Restricted Securities be considered Share Equivalents.

“Shares” means shares of common stock, par value $0.01 per share, of the Parent.

“Sponsor Investor” has the meaning set forth in the Preamble.

“Stock Incentive Plan” has the meaning set forth in the Recitals.

“Stockholder” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.

“Tag Notice” has the meaning set forth in Section 3.4(c).

“Tag Rights” has the meaning set forth in Section 3.4(c).

“Tag-Along Sale” has the meaning set forth in Section 3.4(a).

“Termination Date” means the date of termination of a Key Individual’s employment with the Parent and its Subsidiaries.

“Transfer” means, with respect to any Share Equivalents, a direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Share Equivalents, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law; provided, that a Transfer shall not include any direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of Share Equivalents as a result of any direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in The Goldman Sachs Group, Inc. or Advent International Corporation, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law.

“Transferred”, “Transferring” and “Transferee” shall each have a correlative meaning to the term “Transfer.”

“Transferring Investor” has the meaning set forth in Section 3.4(a).

“Transfer Percentage” means, with respect to any Person, the percentage equivalent of a fraction, the numerator of which is the total number of Share Equivalents proposed to be Transferred by such Person (and its Permitted Transferees) and the denominator of which is the total number of Share Equivalents held by such Person (and its Permitted Transferees).

“Transfer Restriction Period” means the period beginning on the date hereof and ending on the earliest to occur of (i) the lapse of any lock-up that may be required to be entered into by the managing underwriters of an Initial Public Offering (without limiting in any way Section 3.1(b) hereof) or (ii) a Change in Control.

“Unwinding Event” has the meaning set forth in Section 3.2(b).

Section 1.2. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. Except as otherwise set forth herein, Shares underlying unexercised options that have been issued by the Parent shall not be deemed “outstanding” for any purposes in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, hereby represents and warrants to the Parent and each other Stockholder and the Sponsor Investors that on the date hereof:

(a) Such Stockholder is competent to, and has sufficient capacity to, execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by such Stockholder of this Agreement and the agreements contemplated hereby and the consummation by such Stockholder of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law, rule or regulation applicable to such Stockholder or his or her properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Stockholder or his or her properties or assets; or (iii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which such Stockholder is a party or by which such Stockholder or his or her properties or assets are bound.

(c) Such Stockholder (i) understands that no public market now exists for the Shares or the Options and there is no assurance that a public market will ever exist for the Shares or the Options and (ii) understands that neither the Shares nor the Options may be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or the Options or an available exemption from registration under the Securities Act, Shares and the Options must be held indefinitely.

Section 2.2. Entitlement of the Parent; Sponsor Investors and the Stockholders to Rely on Representations and Warranties. The representations and warranties contained in Section 2.1 may be relied upon by the Parent, the Sponsor Investors, and by the other Stockholders, in connection with the entering into of this Agreement. Without limiting the foregoing, each Stockholder agrees to give the Parent prompt written notice in the event that any representation of such Stockholder contained in Section 2.1 ceases to be true at any time following the date hereof.

Section 2.3. Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Stockholders that as of the date of this Agreement:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

(b) This Agreement has been duly and validly executed and delivered by the Parent and constitutes a legal and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally and by equitable principles of general applicability; and

(c) The execution, delivery and performance by the Parent of this Agreement and the consummation by the Parent of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of Law, statute, rule or regulation to which the Parent is subject, (ii) violate any order, judgment or decree applicable to the Parent or (iii) conflict with, or result in a breach or default under, any term or condition of the Parent’s organizational documents or any agreement or instrument to which the Parent is a party or by which it is bound.

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1. General Restrictions on Transfers.

(a) Before an IPO, no Stockholder may Transfer any of its Share Equivalents, except (i) to Permitted Transferees in accordance with Section 3.2, (ii) pursuant to, or consequent upon, the exercise of the drag-along rights set forth in Section 3.3 or the Tag Rights set forth in Section 3.4, (iii) as required by applicable Law, regulation or any order of a court or governmental agency or (iv) in accordance with the Pledge Agreement. The parties hereto acknowledge that the limitations on Transfers of Share Equivalents set forth in this Article III are reasonable and are in addition to any restrictions set forth in Article IV or imposed by applicable Law.

(b) Following an IPO, and subject to this Section 3.1, in addition to Transfers to Permitted Transferees pursuant to Section 3.2 and in addition to any Transfers permitted in and under Section 2.03 of the Registration Rights Agreement or Rule 701(g)(3) of the Securities Act or other applicable exemption from or registration under the securities laws, each Stockholder may Transfer Share Equivalents to the extent permitted under this Section 3.1(b). Any such Transfers must not violate whatever customary management stock ownership guidelines are adopted in connection with or after an IPO or the black-out or lock-up periods provided under Section 2.04 of the Registration Rights Agreement or set forth in any lock-up agreement entered into in connection with any offering effected under the Registration Rights Agreement. In no event, however, may any Transfer by any Key Individual result in the Relative Ownership Percentage (as defined below) of the Share Equivalents owned by such Stockholder immediately following the effective time of such Transfer (the “Determination Time”) being less than the Relative Ownership Percentage of the Share Equivalents owned by the Sponsor Investors immediately following the Determination Time. For purposes of this Section 3.1(b), “Relative Ownership Percentage” means:

(i) with respect to the Share Equivalents held by a Stockholder, a fraction (expressed as a percentage), (A) the numerator of which is the number of Share Equivalents owned by such Stockholder immediately following the Determination Time and (B) the denominator of which is the sum of (x) the number of Share Equivalents owned by such Stockholder immediately following an IPO and (y) the number of Share Equivalents owned by such Key Individual that were not Share Equivalents immediately following an IPO but that have subsequently become Share Equivalents, and

(ii) with respect to Share Equivalents owned by the Sponsor Investors, a fraction (expressed as a percentage), (A) the numerator of which is the aggregate number of Share Equivalents owned by the Sponsor Investors immediately following the Determination Time and (B) the denominator of which is the aggregate number of Share Equivalents owned by the Sponsor Investors immediately following an IPO.

(c) Any Stockholder wishing to Transfer Share Equivalents pursuant to Section 3.1(b) shall be entitled to obtain prior to such Transfer, and rely upon, a statement from the Parent of the number of Share Equivalents that such Stockholder may Transfer pursuant to Section 3.1(b).

(d) Any Transferee of Share Equivalents (including Affiliates of any Stockholder) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering such documents as may be necessary, in the reasonable opinion of the Board, to make such Person a party hereto, including the joinder set forth on Exhibit A hereto, whereupon such Transferee will be treated as a Stockholder for all purposes of this Agreement; provided, that, following a Public Offering, no Transferee of Share Equivalents or equity securities of the Registering Entity, as the case may be, shall be required to become a party to this Agreement if such Transferee acquired such Share Equivalents or equity securities in a sale to the public (i) in a registered public offering or (ii) pursuant to Rule 144 under the Securities Act.

(e) Any purported Transfer of Share Equivalents by a Stockholder, other than in accordance with this Agreement, shall be null and void, and the Parent shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership of Share Equivalents pursuant to any such Transfer.

(f) No Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Share Equivalents or enter into any agreements or arrangements of any kind with any Person with respect to any Share Equivalents inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Key Individuals or holders of Share Equivalents who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Share Equivalents, nor shall any Key Individual act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any Share Equivalents in any manner that is inconsistent with the provisions of this Agreement.

(g) Notwithstanding any provisions of Article III, except in connection with a Drag-Along Transfer, in no event shall any Stockholder knowingly Transfer any of its Share Equivalents to any Person (including an Affiliate) reasonably determined by the written consent of each of the Sponsor Investors that is not a De Minimis Continuing Investor to be (i) a competitor of the Parent or any of its Subsidiaries, or otherwise adverse to the Parent or any of its Subsidiaries, or (ii) any strategic investor (i.e., any investor, other than a private equity investor, a hedge fund investor or an investor whose principal business is investing in securities) (any Person described in sub-sections (i) or (ii), an “Adverse Person”); provided, that, for the avoidance of doubt, a Stockholder Transferring Share Equivalents to the public following a Public Offering (x) in a registered public offering or (y) pursuant to Rule 144 under the Securities Act shall not be deemed to have “knowingly” Transferred Share Equivalents to an Adverse Person for purposes of this Section 3.1(h). In addition, no Stockholder shall be entitled to Transfer any Share Equivalents or any other rights under this Agreement (including to an Affiliate) at any time unless the Sponsor Investors are reasonably satisfied that such Transfer would not:

(i) violate the Securities Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Parent or the Share Equivalents;

(ii) cause the Parent to become subject to the registration requirements of the Investment Company Act;

(iii) cause the Parent to become subject to the registration requirements of Section 12(g) of the Securities Act; or

(iv) be a non-exempt “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Parent to constitute “plan assets” under ERISA or Section 4975 of the Code.

(h) Except as provided in Article IV hereof, any Stockholder that proposes to Transfer Share Equivalents in accordance with the terms and conditions hereof shall be responsible for any expenses incurred by the Parent in connection with such Transfer.

Section 3.2. Permitted Transferees.

(a) Subject to Section 3.1(e) and Section 3.1(g), any Stockholder may at any time Transfer any or all of its Share Equivalents to a Permitted Transferee without the consent of any Person, so long as such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement by executing a joinder agreement in the form of Exhibit A attached hereto (“Joinder Agreement”). Such Stockholder must give prior written notice to the Parent of any proposed Transfer to a Permitted Transferee, including the identity of such proposed Permitted Transferee and such other information reasonably requested by the Parent to ensure compliance with the terms of this Agreement and the Parent shall be entitled to condition any such Transfer on receipt of an opinion of counsel reasonably acceptable to the Parent that such Transfer is exempt from the registration requirements of the Securities Act.

(b) If, while a Permitted Transferee holds any Share Equivalents, a Permitted Transferee ceases to qualify as a Permitted Transferee in relation to the initial transferor Stockholder from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial transferor Stockholder received such Share Equivalents or becomes an Adverse Person (an “Unwinding Event”), then the relevant initial transferor Stockholder:

(i) shall forthwith notify the Sponsor Investors and the Parent of the pending occurrence of such Unwinding Event; and

(ii) shall take all actions necessary prior to such Unwinding Event to effect a Transfer of all the Share Equivalents held by the relevant Permitted Transferee either back to such Stockholder or, pursuant to this Section 3.2, to another Person which qualifies as a Permitted Transferee of such initial transferring Stockholder.

Section 3.3. Drag-Along Rights.

(a) In the event the Board (subject to any required consent of the Sponsor Investors) or the Sponsor Investors (acting collectively) elect to exercise drag-along rights in accordance with the terms, conditions and procedures set forth herein (a “Drag-Along Transfer”) in connection with a Change of Control, the Sponsor Investors shall promptly give written notice (a “Drag-Along Notice”) to each Stockholder (each, a “Drag-Along Stockholder”) not later than fifteen (15) days prior to the consummation of the Drag-Along Transfer of any election by the Sponsor Investors to exercise their drag-along rights under this Section 3.3, setting forth the name of the Transferee, the total number of Share Equivalents proposed to be Transferred by the Sponsor Investors, the proposed amount and form of consideration for such Share Equivalents, and all other material terms and conditions of the Drag-Along Transfer. Such notice shall also specify the number of Share Equivalents such Drag-Along Stockholder shall be required to transfer, up to such Drag-Along Stockholder’s Pro Rata Portion of Share Equivalents. With respect to any Shares subject to vested and exercisable but unexercised Options, to the extent that such Shares are to be sold pursuant to this Section 3.3, the price per Share shall be reduced by the exercise price of such Options. Any transfer of Share Equivalents by a Drag-Along Stockholder pursuant to the terms hereof shall be at the price per Share Equivalent specified in the Drag-Along Notice (which must be no less than the price per Share Equivalent to be received by the Sponsor Investors selling in connection with the Change in Control) and all Stockholders shall receive the same form and per Share Equivalent amount of consideration in connection with a Drag-Along Transfer.

(b) No Drag-Along Stockholder shall be required to make any representations or warranties in connection with such Drag-Along Transfer, except as to (i) good and valid title to the Shares being Transferred; (ii) the absence of liens, with respect to the Shares being Transferred; (iii) its valid existence and good standing (if applicable); (iv) the legal capacity and authority for, and validity, binding effect and enforceability of (as against such Drag-Along Stockholder), any agreement entered into by such Drag-Along Stockholder in connection with the Drag-Along Transfer of such Shares; (v) all required consents and approvals to the Drag-Along Transfer of such Shares having been obtained (excluding securities laws); and (vi) the fact that no broker’s commission or finder’s fee is payable by the Drag-Along Stockholder as a result of the Drag-Along Stockholder’s conduct in connection with a Drag-Along Transfer. All such representations, warranties, covenants, indemnities and agreements shall be made by each of the Drag-Along Stockholders severally and not jointly, any indemnifications provided by the Drag-Along Stockholders will be on a several basis (pro rata based upon proportion of aggregate transaction consideration received) and not a joint basis (other than to the extent secured by an escrow fund, holdback or other similar mechanism), and the indemnification obligations of any Drag-Along Stockholder will be limited to the consideration received by such Drag-Along Stockholder; provided that, for the sake of clarity, in no event shall this Section 3.3(b) limit or affect the ability of Parent to provide representations and warranties in connection with any Drag-Along Transfer and for the proceeds of such Drag-Along Transfer to be used (whether pursuant to an escrow fund, holdback or other similar mechanism) to stand behind the indemnification obligations of Parent in respect of a breach of any such representations and warranties. If the Sponsor Investors are transferring less than all of the Share Equivalents held by the Sponsor Investors, then each Drag-Along Stockholder will transfer a number of Share Equivalents and/or Options (as may be provided in a Drag-Along Notice by the applicable Sponsor Investors, in their sole discretion) equal to the product of the following: (x) the number of Share Equivalents (including any Shares issued in respect of exercised Options or issuable upon the exercise of Options to the extent such Options are then vested and exercisable) and/or Options beneficially owned by such Drag-Along Stockholder multiplied by (y) a fraction, the numerator of which is the aggregate number of Share Equivalents being transferred by the Sponsor Investors and the denominator of which equals the aggregate number of Share Equivalents beneficially owned by the Sponsor Investors.

(c) All Drag-Along Stockholders shall cooperate in, and shall take all actions that the Sponsor Investors deem reasonably necessary or desirable to consummate the Drag-Along Transfer, including, without limitation, as applicable, (i) voting their respective Share Equivalents (or executing and delivering any written consents in lieu thereof) in favor of the Drag-Along Transfer and all actions deemed necessary or appropriate by the Sponsor Investors in connection with the Drag-Along Transfer, including voting to approve a Drag-Along Transfer if such Drag-Along Transfer is structured as a merger or a sale of all or substantially all of the assets of the Parent, and against any action or proposal that may prevent, hinder or impede the consummation of the Drag-Along Transfer, (ii) to the extent permitted by applicable Law, waiving any dissenters’ or appraisal rights to which they may be entitled in connection with the Drag-Along Transfer, (iii) entering into agreements with the Drag-Along Buyer on terms substantially identical to those (if any) entered into between the Drag-Along Buyer and the Sponsor Investors, and (iv) selling such Drag-Along Stockholder’s Pro Rata Portion of the Share Equivalents being sold.

(d) Solely for purposes of Section 3.3(c) and Section 3.3(d) and in order to secure the performance of each Drag-Along Stockholder’s obligations under Section 3.3(c) and Section 3.3(d), each Drag-Along Stockholder hereby irrevocably appoints each of the Sponsor Investors as the attorney-in-fact and proxy of such Drag-Along Stockholder (with full power of substitution) to vote, provide a written consent or take any other action with respect to its Stockholder Equivalents as described in this paragraph, which proxy shall become effective immediately and without further action by such Drag-Along Stockholder upon receipt by it or by the Sponsor Investors (and delivery to such Drag-Along Stockholder) of a signed letter of intent or other commitment from a qualified Drag Along Transfer Person to pursue a Drag Along Transfer based on specific terms and conditions outlined in such letter of intent or other commitment, including, without limitation, a final purchase price or purchase price formula or other definitive consideration. Such proxy shall be irrevocable and coupled with an interest, and each Drag-Along Stockholder shall take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by it with respect to the matters set forth in Section 3.3(c) and Section 3.3(d) with respect to the Share Equivalents owned by such Drag-Along Stockholder.

(e) If any Drag-Along Stockholder fails to transfer the Share Equivalents to be sold pursuant to this Section 3.3 to the applicable acquirer of such Share Equivalents (the “Drag-Along Buyer”), the Sponsor Investors may, at their option, in addition to all other remedies they may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Share Equivalents with any national bank or trust company having combined capital, surplus and undivided profits in excess of $500 million (the “Escrow Agent”), and thereupon all of such Drag-Along Stockholder’s rights in and to such Share Equivalents shall terminate. Thereafter, upon delivery to the Parent by such Drag-Along Stockholder of appropriate documentation evidencing the transfer of such Share Equivalents to the Drag-Along Buyer, the Sponsor Investors shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Parent) to such Drag-Along Stockholder.

(f) In connection with a Drag-Along Transfer, the Parent will, if applicable, enter into a definitive agreement with the proposed transferee(s) providing for such Transfer and make and agree to representations, warranties, covenants and indemnities and other similar agreements that are reasonable and customary for negotiated transactions of the type contemplated by such Transfer.

(g) The Parent and the Drag-Along Stockholders will cooperate in the obtaining of all governmental and third-party approvals and consents reasonably necessary or desirable to consummate such Drag-Along Transfer.

(h) All reasonable costs and expenses incurred by the Drag-Along Stockholders or the Parent in connection with any proposed Drag-Along Transfer (whether or not consummated), including all attorneys fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Parent.

(i) This Section 3.3 shall terminate, and be of no further force or effect, on and after the consummation of an IPO.

Section 3.4. Tag-Along Rights.

(a) If a Sponsor Investor (the “Transferring Investor”) proposes to Transfer any Share Equivalents to one or more Persons (other than another Sponsor Investor or any of its Permitted Transferees or those of another Sponsor Investor), then the Stockholders shall have the right to participate in such Transfer on a pro rata basis (such that each Stockholder’s Transfer Percentage is equal to the Transferring Investor’s Transfer Percentage), on the same terms, conditions and equivalent type and amount of consideration payable per Share Equivalent (a “Tag-Along Sale”); provided, however, that the Key Individuals may not participate in (i) any Transfer in an IPO or (ii) any Transfer by a GS Investor to the extent such Transfer occurs as a result of a Regulatory Concern.

(b) In the event that a Stockholder exercises his or her rights pursuant to this Section 3.4 (a “Participating Stockholder”), (i) each Participating Stockholder will not be obligated to pay more than his or her pro rata share of transaction expenses incurred (based on the proportion of the aggregate transaction consideration received) in connection with such Tag-Along Sale to the extent that such expenses are incurred for the benefit of all Participating Stockholders and are not otherwise paid by the Parent or the proposed purchaser (expenses incurred by or on behalf of a Participating Stockholder for his or her sole benefit not being considered expenses incurred for the benefit of all Participating Stockholders), (ii) each Participating Stockholder shall make all representations or warranties in connection with such Transfer as made by the Transferring Investor, and (iii) subject to the preceding clause (ii), any indemnifications provided by the Participating Stockholders will be on a several basis (pro rata based upon proportion of aggregate transaction consideration received) and not a joint basis with the Transferring Investor (other than to the extent secured by an escrow fund, holdback or other similar mechanism).

(c) Any Sponsor Investor that proposes to engage in a Tag-Along Sale shall notify the Parent in writing of such proposed transaction no less than thirty (30) days prior to the contemplated consummation date of the Tag-Along Sale (the “Tag Notice”), and the Parent shall promptly (and in any event within five (5) Business Days thereafter) furnish such Tag Notice to each Stockholder. Such Tag Notice shall set forth: (i) a description of the Tag-Along Sale, (ii) the name of the proposed purchaser, and (iii) the proposed amount and form of consideration and terms and conditions of payment offered by the proposed purchaser. Each Stockholder will have the right, upon written notice to the Parent, delivered within ten (10) Business Days after receipt of the Tag Notice to participate in the Tag-Along Sale on the terms and conditions thereof (such participation rights being hereinafter referred to as “Tag Rights”). In the event a Stockholder fails to notify the Parent of such Stockholder’s intent to exercise such Tag Rights within ten (10) Business Days after receipt of a Tag Notice, such Stockholder will be deemed to have elected not to exercise such Tag Rights, and shall forfeit such Tag Rights, solely with respect to the Tag-Along Sale contemplated by such Tag Notice.

(d) This Section 3.4 shall terminate, and be of no further force or effect, on and after the consummation of the IPO.

ARTICLE IV

TERMINATION OF EMPLOYMENT OF KEY INDIVIDUALS

Section 4.1. General. For the purpose of providing each Key Individual with a market for her or her Share Equivalents, if any Key Individual’s employment with the Parent or any of its Subsidiaries shall terminate for any reason (including, for the avoidance of doubt, by such Key Individual’s resignation), the Parent (and, to the extent provided in this Article IV, the Sponsor Investors) shall have the right to purchase all or a portion of the Share Equivalents held by such Key Individual or his or her Permitted Transferee or any of their respective Permitted Transferees (“Call Shares”) upon the terms and subject to the conditions set forth in this Article IV (a “Call”). The right of the Parent (or, to the extent permitted by this Article IV, the Sponsor Investors) to effect a Call, as set forth in this Article IV, shall terminate upon the Lapse Date.

Section 4.2. Call Option.

(a) If a Key Individual’s employment with the Parent or any of its Subsidiaries shall terminate for any reason, the Parent shall have the right, but not the obligation, by written notice to such Key Individual or his or her Permitted Transferee, at any time during the Repurchase Period, to Call all or a portion of the Call Shares at the Call Shares Price.

(b) The Parent shall have the option to assign its right to purchase all or any portion of the Call Shares hereunder to the Sponsor Investors pro rata in proportion to the aggregate number of Share Equivalents held by any Sponsor Investor with respect to the aggregate number of Share Equivalents held by all Sponsor Investors and the Sponsor Investors may exercise the Parent’s rights under this Article IV in the same manner in which the Parent could exercise such rights. In the event that the Parent determines that it will assign its right to purchase Call Shares under this Section 4.2, it shall give the Sponsor Investors written notice of the number of Call Shares, the Call Shares Price and the terms and conditions of the proposed sale. Each Sponsor Investor shall have twenty (20) days from the date of receipt of any such notice to agree to purchase up to its pro rata share of such Call Shares, for the Call Shares Price and upon the terms and conditions specified in the notice, by giving written notice to the Parent stating therein the quantity of Call Shares to be purchased up to such Sponsor Investor’s pro rata share. If any Sponsor Investor fails to agree to purchase its full pro rata share within such twenty

(20) day period, the Parent will give the Sponsor Investors who did so agree (the “Electing Call Sponsor Investors”) notice of the number of Call Shares not subscribed for. The Electing Call Sponsor Investors shall have ten (10) days from the date of such second notice to agree to purchase their pro rata share (or such greater amount as the Electing Call Sponsor Investors agree upon) of all or any part of the Call Shares not purchased by such other Sponsor Investors.

(c) Upon the exercise of a Call with respect to any Call Shares pursuant to this Section 4.2: (i) the Parent or Sponsor Investors, as applicable, shall, on the Call Date, purchase such Call Shares from the applicable Key Individual and/or his or her Permitted Transferees, as applicable, for the applicable Call Shares Price and (ii) such Key Individual and/or Permitted Transferees, as applicable, shall, simultaneously therewith, transfer such Call Shares to the Parent or Sponsor Investors, as applicable, free and clear of all Encumbrances, by delivering to the Parent stock certificates for such Call Shares, duly endorsed in blank with appropriate transfer tax stamps affixed. The Call Shares Price shall be payable by the Parent or Sponsor Investors, as applicable, in cash or, if the Parent is prohibited from paying cash under any financing arrangement, (i) by note payable in installments of up to five (5) years, bearing interest at the prime lending rate in effect as of the date of purchase (which the Parent will repay on an accelerated basis, prior to the scheduled maturity dates, if permitted under the applicable financing arrangements unless the Board affirmatively determines in good faith that such repayment would adversely affect the Parent’s ability to satisfy future cash flow needs, provided that Parent shall use commercially reasonable efforts to carve out of any applicable financing arrangements entered into after the date hereof the ability to pay cash with respect to Call Shares), or (ii) by delaying the exercise of the Call until such financing restrictions lapse. All of the parties to a Call transaction shall execute and deliver such additional documents as are otherwise reasonably necessary or appropriate to consummate the transactions contemplated thereby.

ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1. Further Assurances. From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.2. Restrictive Covenants. In the event that a Key Individual is subject to any restrictive covenants, including covenants in respect of solicitation, hiring, competition, interference and disparagement, pursuant to the terms of any Option, Share Equivalents or any other award granted under a Stock Incentive Plan, that, by its terms, applies to the Shares issued under such award, such Key Individual specifically affirms and acknowledges such covenants.

Section 5.3. Legend on Share Certificates.

(a) The certificates representing the Share Equivalents shall include an endorsement typed conspicuously thereon of the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, RESOLD, ASSIGNED, TRANSFERRED PLEDGED OR HYPOTHECATED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.

IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT DATED AS OF APRIL 30, 2012 (AS MAY BE AMENDED FROM TIME TO TIME) AND MAY NOT BE VOTED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”

In the event that any Share Equivalents shall become freely tradable under the securities Laws, the Parent shall, upon the written request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the first paragraph of the legend required by this Section 5.3. In the event that any Share Equivalents shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Parent shall, upon the request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the second paragraph of the legend required by this Section 5.3.

(b) All certificates for Share Equivalents hereafter issued, whether upon transfer or original issue, shall be endorsed with a like legend.

(c) Each Key Individual agrees, immediately upon receipt of the stock certificate(s) evidencing the Share Equivalents, to deliver such certificate(s) to the Secretary of the Parent or other designee of the Parent (the “Escrow Holder”), who is hereby appointed to hold such certificate(s) in escrow and to take all such actions and to effectuate all such transfers and/or releases of such Shares as are in accordance with the terms of this Agreement. The Parent agrees to provide such Key Individual with a photocopy of such stock certificate(s) upon such Key Individual’s request. The Key Individual and the Parent agree that the Escrow Holder will not be liable to any party to this Agreement (or to any other party) for any actions or omissions unless the Escrow Holder is grossly negligent or intentionally fraudulent in carrying out the duties of the Escrow Holder under this Agreement. The Escrow Holder may rely upon any letter, notice or other document executed with any signature purported to be genuine and may rely on the advice of counsel and obey any order of any court with respect to the transactions contemplated by this Agreement.

Section 5.4. Restriction on Employee Equity Program. Without the prior written consent of the Sponsor Investors, prior to an Initial Public Offering, the Parent shall not issue any Options or other equity grants or awards under a Stock Incentive Plan or any other employee equity program unless such Options, grants or other awards are subject to the terms and provisions of this Stockholders’ Agreement.

Section 5.5. Voting Agreement. Until the occurrence of the Lapse Date, each Key Individual hereby irrevocably appoints the Parent as the attorney-in-fact and proxy of such Key Individual (with full power of substitution) to vote, provide a written consent or take any other action with respect to all matters in the same proportion as the Shares held by the Sponsor Investors are voted on with respect to all such matters; provided, however, that this Section 5.5 shall not apply with respect to any vote or consent to amend or modify this Agreement pursuant to Section 7.6. Each Key Individual intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and each Key Individual shall take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.

Section 5.6. No Fiduciary Duty; Investment Banking Services. The parties hereto acknowledge and agree that nothing in this Agreement shall create a fiduciary duty of Goldman, Sachs & Co. or any of its Affiliates or Advent International Corporation or any of its Affiliates to the Parent or the Stockholders. Notwithstanding anything to the contrary herein or any actions or omissions by representatives of Goldman, Sachs & Co. or any of its Affiliates or Advent International Corporation or any of its Affiliates in whatever capacity, including as a director or observer to the Board, it is understood that Goldman, Sachs & Co. or any of its Affiliates or Advent International Corporation or any of its Affiliates is not acting as a financial advisor, agent or underwriter to the Parent or any of its Affiliates or otherwise on behalf of the Parent or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

Section 5.7. Confidentiality. Each Stockholder shall maintain the confidentiality of any confidential and proprietary information of the Parent and its Subsidiaries (“Proprietary Information”) using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information, except (i) for any Proprietary Information which is publicly available (other than as a result of dissemination by such Stockholder) or a matter of public knowledge generally, (ii) if the release of such Proprietary Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, following delivery of prior written notice to the Parent (to the extent permitted under applicable Law), or (iii) for Proprietary Information that was known to such Stockholder prior to its disclosure by the Parent, or becomes known by such Stockholder, in each case on a non-confidential basis, without, to such Stockholders’ knowledge, breach of any third party’s confidentiality obligations.

ARTICLE VI

ADDITIONAL PARTIES

Section 6.1. Additional Parties. Additional parties may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a counterpart of this Agreement by the Parent and the acceptance thereof by such additional parties and, to the extent permitted by Section 7.6, amendments may be effected to this Agreement reflecting such rights and obligations, consistent with the terms of this Agreement, of such party as the Sponsor Investors and such party may agree.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Freedom to Pursue Opportunities.

(a) The parties expressly acknowledge and agree that: (i) each of the Sponsor Investors, their respective Affiliates and associated funds, including directors and officers of the Parent, has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Parent or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other Person, including those lines of business deemed to be competing with the Parent or any of its Subsidiaries; (ii) none of the Parent, any of its Subsidiaries or any Stockholder shall have any rights in and to the business ventures of any Sponsor Investor, its Affiliates and associated funds, including directors and officers of the Parent, or the income or profits derived therefrom; (iii) each of the Sponsor Investors, their respective Affiliates and associated funds, including directors and officers of the Parent, may do business with any potential or actual customer or supplier of the Parent or any of its Subsidiaries or may employ or otherwise engage any officer or employee of the Parent or any of its Subsidiaries; and (v) in the event that a Sponsor Investor, director or officer of the Parent, any of such Sponsor Investor’s respective Affiliates or associated funds acquires knowledge of a potential transaction or matter that may be an opportunity for the Parent, any of its Subsidiaries, or any other Stockholder, such Sponsor Investor, director or officer of the Parent, such Sponsor Investor’s Affiliates or associated funds shall have no fiduciary duty or other duty (contractual or otherwise) to communicate or present such opportunity to the Parent, any of its Subsidiaries, any other Stockholder, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Parent, any of its Subsidiaries, any other Stockholder (and their respective Affiliates) for breach of any fiduciary duty or other duty (contractual or otherwise) by reason of the fact that such Sponsor Investor, Affiliate, associated fund, director or officer directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Parent, any of its Subsidiaries, or any other Stockholder. For the avoidance of doubt, this Section 7.1 shall not apply to any directors of the Parent or any of its Subsidiaries that are not appointed by a Sponsor Investor. For the avoidance of doubt, any actions taken, directly or indirectly, by any publicly traded Controlled Affiliate (or any of its officers, directors or employees) of a Sponsor Investor shall not be deemed to be an action taken by such Sponsor Investor.

(b) Each Stockholder (for itself and on behalf of the Parent) hereby, to the fullest extent permitted by applicable Law, acknowledges and agrees that, (i) in the event of any conflict of interest between the Parent or any of its Subsidiaries, on the one hand, and any Sponsor Investor, on the other hand, such Sponsor Investor (or any director appointed by such Sponsor Investor acting in their capacity as a director) may act in such Sponsor Investor’s best interest and (ii) no Sponsor Investor (or any director appointed by such Sponsor Investor acting in their capacity as a director), shall be obligated (A) to reveal to the Parent or any of its Subsidiaries confidential information belonging to or relating to the business of such Sponsor Investor or (B) to recommend or take any action in its capacity as such Sponsor Investor or director appointed by a Sponsor Investor, as the case may be, that prefers the interest of the Parent or any of its Subsidiaries over the interest of such Sponsor Investor or director appointed by a Sponsor Investor, as the case may be.

Section 7.2. Entire Agreement. This Agreement, together with the Registration Rights Agreement at Exhibit B hereto, the Rollover Letter Agreement and all of the other exhibits, annexes and schedules hereto and thereto constitute the entire understanding and agreement between the parties as to restrictions on the transferability of Share Equivalents and Options and the other matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including, without limitation, the by-laws of any company, this Agreement shall govern as among the parties hereto.

Section 7.3. Governing Law; Arbitration; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State.

(b) Any claim, action, suit or proceeding (whether in contract or tort) seeking to enforce any provision of, or based on any matter arising out of or in connection with, Section 3.3 of this Agreement or the transactions, rights or obligations contemplated by such section shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

(c) Subject to applicable Law, process in any such claim, action, suit or proceeding contemplated by Section 7.3(b) may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable Law, each party agrees that service of process on such party as provided in Section 7.10 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, TO THE EXTENT NO PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(d) Arbitration.

(i) Any and all disputes, controversies or claims (other than those contemplated by Section 7.3(b)) (each a “Dispute”) arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its arbitrability, validity or termination, or the performance or breach thereof, shall be exclusively and finally settled by arbitration administered by the American Arbitration Association (“AAA”). Any party may initiate arbitration by notice to the other party (a “Request for Arbitration”). The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as they may be modified by the provisions of this Agreement. The place of the arbitration shall be Chicago, Illinois. The arbitration shall be conducted by a single arbitrator appointed by the Stockholder involved in the applicable Dispute (or, if the Company or multiple Stockholders are involved in such Dispute, by the Stockholders holding a majority of the Shares held by all such Stockholders) from a list of at least five (5) individuals who are independent and qualified to serve as an arbitrator submitted by the Parent within fifteen (15) days after delivery of the Request for Arbitration. Such appointment shall be made by such Stockholder or Stockholders within ten (10) days after receipt of the list of qualified individuals from the Parent. In the event the Parent fails to send a list of at least five (5) qualified individuals to serve as arbitrator to such Stockholder or Stockholders within such fifteen-day time period, then such Stockholder or Stockholders shall appoint such arbitrator within twenty-five (25) days from the Request for Arbitration. In the event such Stockholder or Stockholders fail to appoint a person to serve as arbitrator from the list of at least five (5) qualified individuals within ten (10) days after its receipt of such list from the Parent, the Parent shall appoint one of the individuals from such list to serve as arbitrator within five (5) days after the expiration of such ten (10) day period. Any individual will be qualified to serve as an arbitrator if he or she shall be an individual who has no material business relationship, directly or indirectly, with any of the parties to the action and who has at least ten (10) years of experience in the practice of law with experience in executive compensation matters. The arbitration shall commence within thirty (30) days after the appointment of the arbitrator; the arbitration shall be completed within sixty (60) days of commencement, and the arbitrator’s award shall be made within thirty (30) days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

(ii) The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Delaware without reference to its internal conflicts of laws principles, and will be without power to apply any different substantive law. The arbitrator will render an award and a written opinion in support thereof. Such award shall include the costs related to the arbitration and reasonable attorneys’ fees and expenses to the prevailing party. The arbitrator also has the authority to grant provisional remedies, including, without limitation, injunctive relief, and to award specific performance. The arbitrator may entertain a motion to dismiss and/or a motion for summary judgment by any party, applying the standards governing such motions under the Federal Rules of Civil Procedure, and may rule upon any claim or counterclaim, or any portion thereof (a “Claim”), without holding an evidentiary hearing, if, after affording the parties an opportunity to present written submission and documentary evidence, the arbitrator concludes that there is no material issue of fact and that the Claim may be determined as a matter of law. The parties waive, to the fullest extent permitted by law, any rights to appeal, or to review of, any arbitrator’s award by any court. The arbitrator’s award shall be final and binding, and judgment on the award may be entered in any court of competent jurisdiction, including, without limitation, the courts of Cook County, Illinois. Notwithstanding the foregoing, any party to this Agreement may seek injunctive relief, specific performance, or other equitable remedies from a court of competent jurisdiction without first pursuing resolution of the dispute as provided above. Each party to this Agreement irrevocably submits to the non-exclusive jurisdiction and venue in the courts of the State of Illinois and of the United States sitting in Chicago, Illinois in connection with any such proceeding, and waives any objection based on forum non conveniens. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES SUCH PARTY’S RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION TO ENFORCE AN ARBITRATOR’S DECISION OR AWARD PURSUANT TO SECTION 7.3(b)(i) OF THIS AGREEMENT.

(iii) The parties agree to maintain confidentiality as to all aspects of the arbitration, except as may be required by applicable law, regulations or court order, or to maintain or satisfy any suitability requirements for any license by any state, federal or other regulatory authority or body, including professional societies and organizations; provided, that nothing herein shall prevent a party from disclosing information regarding the arbitration for purposes of enforcing the award. The parties further agree to obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

Section 7.4. Obligations; Remedies. The Parent and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that the Parent or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim. To the fullest extent permitted by applicable law, each party hereto agrees not to assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential (including damages based on lost profits or diminution in value) or punitive damages (as opposed to direct or actual damages) arising out of, or in connection with, or as a result of, this Agreement or any of the transactions contemplated hereby.

Section 7.5. Consent of the Sponsor Investors and Key Individuals.

(a) If any consent, approval or action of the Sponsor Investors is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Shares held by the Sponsor Investors at such time provide such consent, approval or action in writing at such time, unless this Agreement provides for more specific consent requirements of the Sponsor Investors with respect to such consent, approval or action.

(b) If any consent, approval or action of a Key Individual is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Shares held at such time by such Key Individual and his or her Permitted Transferees provide such consent, approval or action in writing at such time, unless this Agreement provides for more specific consent requirements of the Key Individuals with respect to such consent, approval or action.

Section 7.6. Amendment and Waiver.

(a) The parties hereto may not amend, modify or supplement this Agreement except pursuant to a written instrument making specific reference to this Agreement that identifies itself as an amendment, modification or supplement to this Agreement and that is executed by the Parent; provided, however, that (i) no such amendment, modification or supplement to this Agreement that adversely affects the rights and obligations of the Stockholders shall be effective unless executed by the Stockholders holding at least two-thirds (66 2/3%) of the outstanding Shares then held by the Stockholders and (ii) no such amendment, modification or supplement to this Agreement that disproportionately and adversely affects any Stockholder as compared to the other Stockholders shall be effective against such Stockholder unless executed by such Stockholder; and provided, further, that any amendment of this Agreement shall require the consent of each of the Sponsor Investors that is not a De Minimis Continuing Investor. After a Sponsor Investor becomes a De Minimis Continuing Investor, any amendment of this Agreement which adversely affects the rights or obligations of a Sponsor Investor disproportionately to the other Stockholders shall not be effective unless consented to by the Sponsor Investor so effected.

(b) The parties hereto may not waive any provision of this Agreement except pursuant to a written instrument signed by the party or parties hereto against whom enforcement of such waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, constitutes a waiver by the party taking such action of compliance with any provision of this Agreement. The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision.

(c) Any failure by any party at any time to enforce any of the provisions of this Agreement, or single or partial enforcement of any rights, powers or remedies conferred by this Agreement, shall not be construed a waiver of such provision or any other provisions hereof, or preclude any other or further exercise thereof.

Section 7.7. Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors, executors, administrators, heirs, legal representatives and permitted assigns.

Section 7.8. Termination. This Agreement shall automatically terminate upon the earlier of (i) a Change in Control; or (ii) the dissolution or liquidation of the Parent. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

Section 7.9. Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that certain of the Sponsor Investors may be partnerships or limited liability companies, by its acceptance of the benefits of this Agreement, the Parent and each Stockholder covenant, agree and acknowledge that no Person (other than the parties hereto) has any obligations hereunder, and that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Stockholders or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 7.10. Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested, or (d) one Business Day following the day sent by overnight courier (with written confirmation of receipt):

(x) if to the Parent, to:

TransUnion Holding Company, Inc.

c/o TransUnion Corp.

555 West Adams Street

Chicago, Illinois 60661

Attention: Siddharth N. Mehta, President and Chief Executive Officer

Attention: John W. Blenke, Executive Vice President, Corporate General Counsel and

Corporate Secretary

Facsimile No.: (312) 466-7706

with a copy (which shall not constitute notice) to

c/o Goldman, Sachs & Co.

200 West Street

New York, New York 10282-2198

Attention: Sumit Rajpal

Facsimile: 212-357-5505

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: John Amorosi

Facsimile: (212) 701-5010

with a copy (which shall not constitute notice) to:

Advent International Corp.

75 State Street, 29th Floor

Boston, Massachusetts 02109

Attn: Christopher Egan and James Westra

Facsimile No.: (617) 951-0568

with a copy (which shall not constitute written notice) to:

Weil, Gotshal & Manges LLP

100 Federal Street

Boston, Massachusetts 02110

Attention: Marilyn French

Facsimile: (617) 772-8333

and, (y) in the case of any Key Individual or the Sponsor Investors, to such party’s address appearing on the stock books of the Parent or to such other address as may be designated by such party in writing to the Parent. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

Section 7.11. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, then, so long as no party is deprived of the benefits of this Agreement in any material respect, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

Section 7.12. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereto.

Section 7.13. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and, except as provided in Section 7.9, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.14. Recapitalizations; Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Parent or any successor or assign of the Parent (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

Section 7.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.15.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

TRANSUNION HOLDING COMPANY, INC.

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	President

SIGNATURE PAGE TO TRANSUNION STOCKHOLDERS’ AGREEMENT

Solely with respect to Section 3.3, Section 3.4 and

Articles IV and VII:

GS CAPITAL PARTNERS VI FUND, L.P.

By:	GSCP VI Advisors, L.L.C. its General Partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By:	GS Advisors VI, L.L.C. its General Partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

SPARTANSHIELD HOLDINGS

By:	GS Capital Partners VI Offshore Fund, L.P., its General Partner By: GSCP VI Offshore Advisors, L.L.C., its General Partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice-President

SIGNATURE PAGE TO TRANSUNION STOCKHOLDERS’ AGREEMENT

Solely with respect to Section 3.3, Section 3.4 and

Articles IV and VII:

ADVENT-TRANSUNION ACQUISITION LIMITED PARTNERSHIP

By: Advent-TransUnion GP LLC, its General Partner

By:	/s/ Michael Ristaino
	Name:	Michael Ristaino
	Title:	President

SIGNATURE PAGE TO TRANSUNION STOCKHOLDERS’ AGREEMENT

INITIAL KEY INDIVIDUALS:

/s/ John W. Blenke
Name:	John W. Blenke

Address:

Telephone:
Telecopy:

SIGNATURE PAGE TO TRANSUNION STOCKHOLDERS’ AGREEMENT

/s/ Samuel Allen Hamood
Name:	Samuel Allen Hamood

Address:

Telephone:
Telecopy:

SIGNATURE PAGE TO TRANSUNION STOCKHOLDERS’ AGREEMENT

/s/ Jeffrey J. Hellinga
Name:	Jeffrey J. Hellinga

Address:

Telephone:
Telecopy:

SIGNATURE PAGE TO TRANSUNION STOCKHOLDERS’ AGREEMENT

/s/ Andrew Knight
Name:	Andrew Knight

Address:

Telephone:
Telecopy:

SIGNATURE PAGE TO TRANSUNION STOCKHOLDERS’ AGREEMENT

/s/ Mary K. Krupka
Name:	Mary K. Krupka

Address:

Telephone:
Telecopy:

SIGNATURE PAGE TO TRANSUNION STOCKHOLDERS’ AGREEMENT

/s/ Mark W. Marinko
Name:	Mark W. Marinko

Address:

Telephone:
Telecopy:

SIGNATURE PAGE TO TRANSUNION STOCKHOLDERS’ AGREEMENT

/s/ Siddharth N. Mehta
Name:	Siddharth N. Mehta

Address:

Telephone:
Telecopy:

SIGNATURE PAGE TO TRANSUNION STOCKHOLDERS’ AGREEMENT

/s/ Mohit Kapoor
Name:	Mohit Kapoor

Address:

Telephone:
Telecopy:

SIGNATURE PAGE TO TRANSUNION STOCKHOLDERS’ AGREEMENT

EXHIBIT A

FORM OF JOINDER TO STOCKHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders’ Agreement dated as of [                        ,             ] (the “Stockholders’ Agreement”) among TransUnion Holding Company, Inc. and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and a “Stockholder” under the Stockholders’ Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder from whom it has acquired Share Equivalents (to the extent permitted by the Stockholders’ Agreement) as if it had executed the Stockholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                         , 20

[NAME OF JOINING PARTY]

By:
Name:
Title:
Address for Notices:

AGREED ON THIS [            ] day of [            ], 20            :

TRANSUNION HOLDING COMPANY, INC.

By:
Name:
Title:

JOINDER TO TRANSUNION STOCKHOLDERS’ AGREEMENT